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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 30, 2000

                     INTEGRATED COMMUNICATION NETWORKS, INC.
             (Exact name of registrant as specified in its charter)


           Nevada                         000-27967              33-0670130
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
       incorporation)                                        Identification No.)


27061 Aliso Creek Road, Suite 100, Aliso Viejo, California          92656
       (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (949) 349-1770


                                    No Change
         (Former name or former address, if changed since last report.)
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Item 1. Change in Control of Registrant.

         On March 30, 2000, David Chadwick, as President of Integrated Communication Networks, Inc. (the "Company") was appointed trustee of two irrevocable trusts, as subsequently amended on April 5, 2000, with respect to shares of capital stock of the Company that currently represent approximately 78.3% of the total voting power of the Company. According to the terms of the trusts, Corporate Financial Enterprises, Inc. ("CFE"), as a party to one of the trust agreements, has deposited 1,000,000 shares of common stock and 1,370,590 shares of Series A-1 preferred stock of the Company into a trust. In a separate trust agreement, each of Jamie Mazur, Emily Mazur, Jennifer Mazur and Trent Mazur (the "Mazur Children"), deposited 490,196, 326,797, 326,797 and 326,797 shares, respectively, of common stock of the Company into a separate trust in favor of the trustee. The shares deposited under both trust agreements are referred to as the "Trust Shares," and include all shares of capital stock of the Company beneficially owned, including shares issuable on exercise of warrants or on conversion of the Preferred Stock and shares hereinafter acquired by any other means, such as but not limited to open market transactions. CFE currently owns warrants to purchase 2,828,633 shares of common stock and the Mazur Children jointly own warrants to purchase 2,835,000 shares of common stock of the Company. Unless the Board of Directors of the Company determines in good faith that termination of either or both trusts would lead to a substantial risk that the continued listing of any shares of capital stock of the Company on a national, foreign or regional stock exchange or Nasdaq could be jeopardized, the trusts will terminate on December 31, 2005 and are not revocable by the shareholders, except that either trust may be terminated in the event that the voting power represented by the Trust Shares held in such trust is less than 5% of the total voting power of all shares of common stock and preferred stock then outstanding. In no event will the trusts terminate later than December 31, 2009. Prior to that date, David Chadwick (or his successor as President or any other executive officer of the Company selected by the Board of Directors of the Company to be trustee) is required to vote the Trust Shares, with respect to any election of directors, in favor of any individuals in the same proportion as all other shares are validly voted in favor of such individuals. In addition, David Chadwick (or his successor as trustee) is required to vote the Trust Shares, with respect to each other matter, "for," "against" or will abstain from voting in the same proportion as all other shares are validly voted "for," "against" or abstain from voting, as the case may be. In the event the beneficial owner of any Trust Shares directs the trustee to sell the underlying shares to a third party not controlled by the Stockholder or any affiliate of the Stockholder (as such phrase is defined in the trust agreements), such shares will be removed from the trust and the voting restrictions applicable to such shares held by a third party not controlled by the Stockholder or any affiliate of the Stockholder (as such phrase is defined in the trust agreements) would be automatically terminated.

         The purpose of the foregoing arrangements was to limit the ability of the shareholders party to the irrevocable trusts and members of their immediate family from exercising voting control over the Company through their share holdings during the term of the trust agreements. The Company understands that the sole shareholder of CFE, Mr. Regis Possino, and the father of the Mazur Children, Mr. Sherman Mazur, were separately convicted of unrelated felonies more than five years ago. The Company understands that CFE and the Mazur Children were willing to enter into the trust agreements to attempt to protect the Company from any adverse impact from their shareholdings.

         David Chadwick, as an individual, currently owns 2.6% off the voting securities of the Company. As trustee of the two irrevocable trusts, David Chadwick beneficially owns an additional 78.3% of the voting securities of the Company.

         Because the description of the trust agreements contained in this document is a summary, it does not contain all the information that may be important to you and is qualified in its entirety by reference to the actual trust agreements, attached as exhibits hereto.


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Item 7.  Exhibits

Exhibit No.       Description

9.1 Irrevocable Trust Agreement dated March 30, 2000, as amended, between Integrated Communication Networks, Inc. and Corporate Financial Enterprises, Inc.

9.2 Irrevocable Trust Agreement dated March 30, 2000, as amended, between Integrated Communication Networks, Inc. and Jamie Mazur, Emily Mazur, Jennifer Mazur and Trent Mazur


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    INTEGRATED COMMUNICATION NETWORKS, INC.


Date:    April 13, 2000             /s/ Gary L. Killoran
                                    --------------------------------------------
                                    Gary L. Killoran
                                    Secretary, Treasurer, Chief Financial
                                    Officer and Director

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